EXHIBIT 99.1

P R E S S R E L E A S E	Corporate Headquarters 11150 Santa Monica Boulevard Suite 1600 Los Angeles, CA 90025 www.cbre.com

FOR IMMEDIATE RELEASE

For further information: Robert Sulentic Group President & Chief Financial Officer 310.405.8905	Nick Kormeluk Investor Relations 949.809.4308	Steve Iaco Corporate Communications 212.984.6535

LAURA D. TYSON JOINS CB RICHARD ELLIS GROUP INC.

BOARD OF DIRECTORS

Los Angeles, CA – December 8, 2009 — CB Richard Ellis Group, Inc. (NYSE:CBG) today announced that Laura D’Andrea Tyson will join the Company’s Board of Directors, effective as of the Board’s next regularly scheduled meeting on March 4, 2010.

Dr. Tyson, one of the nation’s leading economists, is the S.K. and Angela Chan Professor of Global Management, Walter A. Haas School of Business, University of California at Berkeley. She previously served as National Economic Adviser to the President of the United States from 1995 to 1996, and was the first woman to Chair the White House Council of Economic Advisers, serving from 1993 to 1995.

“It is an honor to have Dr. Tyson join our Board,” said Brett White, president and chief executive officer of CB Richard Ellis. “We will benefit tremendously from her insight and experience on economic affairs, international trade and business management.”

Dr. Tyson was previously Dean of the Haas School of Business and the London Business School. She has published books and articles on industrial competitiveness and trade and international economics. She serves on the Board of Directors of AT&T, Eastman Kodak Company, Morgan Stanley, Silver Spring Network, the Peter G. Peterson Institute of International Economics and the New America Foundation. She is a summa cum laude graduate of Smith College with a bachelor’s degree in Economics, and Massachusetts Institute of Technology with a PhD in Economics.

Dr. Tyson’s appointment brings the CB Richard Ellis Board to a total of 10 directors. She joins the following independent, non-employee directors on CB Richard Ellis’ Board of Directors: Richard C. Blum, Chairman; Curtis F. Feeny; Bradford M. Freeman; Michael Kantor; Frederic V. Malek; Jane J. Su; and Gary L. Wilson. The entire CB Richard Ellis Board, including Dr. Tyson, will stand for election at the Company’s next annual shareholders meeting in June 2010.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2008

CB Richard Ellis Press Release

December 8, 2009

revenue). The Company has approximately 30,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 300 offices (excluding affiliates) worldwide. CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. CB Richard Ellis has been named a BusinessWeek 50 “best in class” company for three years in a row. Please visit our Web site at www.cbre.com.